UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 6, 2007

YACHT FINDERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-121863	76-0736467
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

122 Ocean Park Blvd., Suite 307
Address of Principal Executive Offices
Zip Code

(310) 396-1691
Registrant’s Telephone Number, Including Area Code

With Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

2308/C Kettner Boulevard., San Diego, CA 92101
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On November 6, 2007, Yacht Finders, Inc., a Delaware corporation (the “Company”), Geoffrey Greenwood, the record holder of approximately 96.2% of the Company’s issued and outstanding common stock (the “Seller”), entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) with Fountainhead Capital Management Limited (who was also acting on behalf of La Pergola Investments Limited) (the “Purchasers”), pursuant to which the Sellers agreed to sell to the Purchasers 5,000,000 shares of the Company’s common stock for a purchase price of $512,500. At the same time, the Purchasers entered into separate Stock Purchase Agreements with seven other shareholders of the Company whereby they acquired an additional 130,000 shares for an aggregate additional consideration of $37,500 (these 5,130,000 shares are hereinafter referred to as the “Shares”). The sale represents a change of control of the Company and the Shares acquired by the Purchasers represent approximately 98.7% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis. The Shares were then issued as follows: Fountainhead Capital Management Limited - 4,350,500 shares; La Pergola Investments Limited - 769,500 shares and Gregory Sichenzia - 10,000 shares.

The Purchasers used their working capital to acquire the Shares. The Purchasers did not borrow any funds to acquire the Shares.

Prior to the Closing, the Purchasers were not affiliated with the Company. However, the Purchasers will be deemed affiliates of the Company after the Closing as a result of their stock ownership interest in the Company.

This brief description of the terms of the Stock Purchase Agreement is qualified by reference to the provision of the agreements, attached to this report as Exhibit 10.1.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On November 8, 2007, in connection with the terms of the Stock Purchase Agreement:

Geoffrey Greenwood resigned from the board of directors effective on the 10 th day following the mailing to the stockholders of the Company of an information statement that complies with Rule 14f-1 of the Exchange Act and filing of the same with the Commission and Geoffrey resigned from the offices of President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and any and all offices of the Company held by him effective as of the Closing.

Thomas W. Colligan was appointed as a director and President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary of the Company effective at the Closing.

Thomas W. Colligan is currently the President and Chief Executive Officer of Laurier International Inc. and has held such position since October 1, 2007. Mr. Colligan is also currently the business development manager of Adventist Healthcare, Inc. and has held such position since June 2005. Mr. Colligan has also been an adjunct professor of psychology at Montgomery College, Maryland, since 2003 and a Group Psychotherapist with J&E Associates in Maryland since November 2001. Mr. Colligan holds a Masters Degree in Social Work and specializes in the delivery of quality behavioral healthcare to individuals and groups. Prior to joining Adventist, Mr. Colligan’s work focused on the investigation and analysis of clinical data relating to behavioral health through his work as a Clinical Research Coordinator and Psychotherapist with the Centers for Behavioral Health in Maryland. Mr. Colligan has also co-authored three works: “Understanding Workplace Stress - Journal of Workplace Behavioral Health;” “Measuring cultural climate in a uniformed services medical center, Military Medicine , 164(3), 202-208;” and “Spouse abuse: Physician guidelines to identification, diagnosis, and management in the uniformed services, Military Medicine , 164(1), 30-36.” Mr. Colligan is currently an MBA candidate at Frostburg State University in Maryland. He expects to matriculate in August 2006. Mr. Colligan is also a director and executive officer of Applied Medical Devices, Inc., a public reporting company.

Mr. Colligan expects to spend approximately 5 hours per month on the Company’s business and affairs.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description
10.1	Stock Purchase Agreement, dated as of November 5, 2007 by and among Yacht Finders, Inc., Geoffrey Greenwood and Fountainhead Capital Management Limited.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2007.

YACHT FINDERS, INC.

/s/ Thomas W. Colligan
Thomas W. Colligan
President

EXHIBIT INDEX
Number	Description
10.1	Stock Purchase Agreement, dated as of November 5, 2007 by and among Yacht Finders, Inc., Geoffrey Greenwood and Fountainhead Capital Management Limited.